Exhibit 99.1

Additional Financial Data

We historically operated as a Delaware limited liability company under the name Alignment Healthcare Holdings, LLC. On March 17, 2021, Alignment Healthcare Holdings, LLC converted to a Delaware corporation pursuant to a statutory conversion and we changed our name to Alignment Healthcare, Inc. On March 24, 2021, the board of directors of Alignment Healthcare, Inc. (the “Company”) approved, and on March 25, 2021 the Company effected, an approximately 1 for 260 split of its common stock (the “Stock Split”). The number of authorized shares of common stock and par value per share of common stock remained unchanged. Concurrently, our Parent, Alignment Healthcare Partners, LP (“Alignment Partners”), formerly a Delaware limited partnership, merged with and into the Company in connection with the Company’s initial public offering, as described in the IPO Registration Statement (as defined below). Except where the context otherwise requires, unit numbers below do not reflect the Stock Split.

The following selected financial data has been derived from, and should be read together with, the Company’s audited financial statements included in our Registration Statement on Form S-1 filed with the SEC on March 3, 2021, as amended on March 18, 2021 and March 23, 2021 (as amended, the “IPO Registration Statement”). The table also provides the Company’s adjusted common stock information as a Delaware corporation, to give retrospective effect to the Stock Split and to retrospectively present the reorganization of the Company’s capital structure, as described in the IPO Registration Statement. All references to “units” herein refer to the units of Alignment Partners.

Since the Company is in a net loss position for all periods presented, basic net loss per share is the same as diluted net loss per share, because the effects of potentially dilutive securities are anti-dilutive. Our historical results are not indicative of the results that may be expected in the future.

AS REPORTED (in thousands, except per unit amounts):

	Year Ended December 31,
	2020	2019
Net loss	$(22,926)	$(44,732)
Net loss per unit, basic and diluted	$(36.92)	$(79.00)
Weighted-average units outstanding, basic and diluted	620,939	566,200
Member’s units outstanding at year end	631,247	566,200

AS ADJUSTED FOR APPROXIMATELY 1-FOR-260 STOCK SPLIT AND REORGANIZATION (unaudited, in thousands, except per share amounts):

	Year Ended December 31,
	2020	2019
Net loss	$(22,926)	$(44,732)
Net loss per share, basic and diluted	$(0.15)	$(0.33)
Weighted-average shares of common stock outstanding, basic and diluted	149,679,945	135,862,864
Shares of common stock outstanding at year end	164,063,787	147,157,803